Exhibit 99.2

05-18
For further information:
John P. Barnett
Director of External Affairs
Southern Union Company
713-989-7556

SOUTHERN UNION COMPANY
APPOINTS MICHAEL GERMAN SR. VP OF UTILITY OPERATIONS

SCRANTON, Pa., August 15, 2005 — The Board of Directors of Southern Union Company (NYSE:SUG) announced the appointment of Michael German, 55, to senior vice president, utility operations, effective Monday, August 15.
German will report to Thomas F. Karam, president and COO of Southern Union, and be responsible for the operations of all of Southern Union’s local distribution companies, which include PG Energy in Pennsylvania, Missouri Gas Energy and New England Gas Company in Providence, R.I.
“Michael German has a strong background in natural gas and extensive experience in both gas and electric utility operations, and we welcome him to Southern Union at this time in our company’s growth,” Karam said.
Until his recent retirement from Energy East, German was president of Southern Connecticut Gas, Connecticut Natural Gas, New Hampshire Gas and Maine Natural Gas. Previously he had been senior vice president of Energy East and president and CEO of The Energy Network from 1997 to 2003 as well as president and chief operating officer of New York State Electric & Gas from 1997 to 2000. German was senior vice president of NYSEG Gas from 1994 to 1997. He worked at the American Gas Association from 1978 through 1994, as director of policy coordination then vice president of planning and analysis before being promoted to senior vice president. He began his career with the U.S. Energy Research & Development Administration in 1976.
German earned a bachelor of arts degree at Trinity College in 1972, an MBA at Columbia University in 1974 and a juris doctorate at Boston University in 1979.
He is a member of the board of trustees of Adirondak Park Institute and a member of the D.C. Bar Association.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50 percent interest in and operates the CrossCountry Energy pipelines, which include 100 percent of Transwestern Pipeline Company and 50 percent of Citrus Corp. Citrus Corp. owns 100 percent of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.
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